AMENDMENT NO. 7 TO FUND PARTICIPATION AGREEMENT
	THIS AMENDMENT NO. 7 TO FUND PARTICIPATION AGREEMENT is made as of this ____ day of March, 2007 by and between SYMETRA LIFE INSURANCE COMPANY (the "Company") and AMERICAN CENTURY INVESTMENT SERVICES, INC. (the "Distributor"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).


                                   RECITALS
	WHEREAS, the Company and the Distributor are parties to a certain Fund Participation Agreement dated December 19, 1995, as amended on June 26, 1997, September 12, 1997, February 22, 2002, April 29, 2003, March 28, 2005 and
July 27, 2005 (the "Agreement") whereby shares of the Funds were made available to serve as investment funding options for the Contracts;

	WHEREAS, the Company has been using Class I of VP Ultra since January, 2004, but the use of that fund is not appropriately reflected in the Agreement, which the parties wish to remedy; and

	WHEREAS, the Company and the Distributor wish to supplement the Agreement as provided herein.

 	NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

	1. Addition of Fund. The second recital of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof.

	"WHEREAS, the Company wishes to offer as investment options under the Contracts, Class I of the following Funds: VP Balanced, VP International, VP Ultra and VP Value, and Class II of the following Funds: VP Ultra, VP Large Company Value and VP Inflation Protection, all of which are issued by American Century Variable Portfolios, Inc. (collectively the "Funds") and each of which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended, and"
2	Amendment of Exhibit A. Exhibit A to the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto. The parties agree that the reimbursement for Class I shares of VP Ultra shall be paid from January 1, 2004.
3	Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment No. 6 and the Agreement, it is the intention of the parties that the terms of this Amendment No. 7 shall controland the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment No. 7, the parties hereby confirm and ratify the Agreement.

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1	Counterparts. This Amendment No. 7 may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.
2	Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

	IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 7 as of the date first above written.

SYMETRA LIFE INSURANCE COMPANY 	       AMERICAN CENTURY INVESTMENT SERVICES,INC.

By:__________________________		By:________________________________
   Name:  Scott L. Bartholomaus 	   Name:
   Title: 	Vice President 		   Title:

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                                    EXHIBIT A
          FUNDS AVAILABLE AND APPLICABLE ADMINISTRATIVE SERVICES FEES


Class I VP Funds   FEES
VP Balanced     25 basis points VP International    25 basis points
VP Value  25 basis points VP Ultra  25 basis points
Class II VP Funds FEES
VP Ultra     25 basis points VP Large Company Value 25 basis points
VP Inflation Protection 15 basis points
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